Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini (212) 284-3049 Media: Jill Marvin (212) 572-4438

THE ESTÉE LAUDER COMPANIES UPDATES ON COVID-19 INITIATIVES

New York, April 15, 2020 - The Estée Lauder Companies Inc. (NYSE: EL) today announced initiatives it is undertaking in response to COVID-19 to support its employees, consumers, stockholders and communities.

“As COVID-19 has expanded globally in recent weeks, we remain first and foremost focused on the health and well-being of our employees, beauty advisors and consumers. As a company, we are continuing to find meaningful ways to lend our support as the world fights this health crisis. We are also taking actions to optimize our cost structure, in light of ongoing temporary store closures in many regions, and to enhance our liquidity during this unprecedented time,” said Fabrizio Freda, President and Chief Executive Officer. “I am inspired by the continued resilience, collaboration, creativity, and—most importantly—heart of our employees, which are guided by our company values. In this moment, their commitment and the desirability of our brands and their hero franchises are leading to an acceleration of our online sales growth. I am confident that the actions we are taking will enable us to effectively navigate through this challenging environment with agility and position us well for the recovery, much as we are starting to see in our Asia/Pacific region as stores reopen.”

Donating Globally

As the world confronts the wide-ranging impacts of the COVID-19 pandemic, The Estée Lauder Companies stands with the global community to help limit the spread of the virus and ease the related economic hardships faced by those it affects. The Company, its brands and its foundations have made numerous donations and commitments, including:

•	Globally, a $2 million grant was awarded to Doctors Without Borders/Médecins Sans Frontières (MSF) to support their continued life-saving response to coronavirus in under-resourced and highly impacted countries.
•	In New York City, where the Company is headquartered, a grant was provided to support the establishment of The NYC COVID-19 Response & Impact Fund, administered by the New York Community Trust. The new $75 million fund, jointly formed through contributions from multiple philanthropic partners, will provide critical support for New York City’s vital social services and cultural community organizations.

•	In China, over $800,000 was awarded to relief efforts. Funds will support the Red Cross Society of China, Shanghai Charity Foundation and Give2Asia. Additionally, $1.4 million worth of in-kind donations were provided to the China Women's Development Foundation to support front line medical staff.
•	The Estée Lauder brand is donating two million surgical masks for front-line workers in New York as part of our continued effort towards COVID-19 relief.
•	Clinique is donating 50,000 skin care products as a thank you to the doctors and nurses in New York City's hospitals.
•	M∙A∙C Cosmetics' VIVA GLAM Fund will be allocating $10 million to 250 local organizations all over the world that are providing essential needs and services to people at higher risk during the COVID-19 pandemic.

The Estée Lauder Companies is also contributing to the broader COVID-19 relief efforts by producing hand sanitizer in its United States, United Kingdom and Belgium manufacturing facilities for high-need groups and populations, including front-line medical staff.

Adapting Retail and Manufacturing Operations

To help contain the spread of COVID-19, the Company has modified its business practices, guided in part by legislation, executive orders and advice from government entities and healthcare authorities (collectively, “COVID-19 Directives”). These directives include the temporary closing of businesses deemed “non-essential,” travel bans and restrictions, social distancing and quarantines.

As a result of COVID-19 Directives, most retail stores in The Americas and Europe, the Middle East & Africa, whether operated by the Company or its customers, have been closed since mid-March, and air travel continues to be largely curtailed, primarily impacting the Company’s travel retail business. However as noted above, in recent weeks, many retail stores have been reopening in Asia/Pacific, and sales growth of the Company’s products online has accelerated globally.

The Company will continue to assess, in accordance with the guidance of governments and healthcare authorities, when its stores in The Americas and Europe, the Middle East & Africa can reopen. Furthermore, as the Company has done in Asia/Pacific, it stands ready to support its retailers when they reopen their stores. At this time, a majority of the Company’s facilities continue to manufacture and distribute products globally, albeit in a reduced capacity in light of the challenging environment.

Enhancing Financial Flexibility and Liquidity

As the Company prioritizes areas of growth and cash generation among its geographic regions, product categories, brands, and channels of distribution, it has taken the following actions:

•	Announced salary reductions effective May 1, 2020 through October 31, 2020 for:

o	Executive Chairman William P. Lauder and President & Chief Executive Officer Fabrizio Freda of 50%.
o	Executive Leadership Team of 30%.
o	Other management of 10%-20%.

•	Announced that its Board of Directors will forgo their cash retainers through November 2020.
•	Announced salary reductions for Leonard A. Lauder, Chairman Emeritus, and Ronald S. Lauder, Chairman Clinique Laboratories, LLC, of nearly 100% effective May 1, 2020 through October 31, 2020.
•	Announced that regional decisions are being made for point-of-sale and field employees in locations where retail operations are closed or experiencing slow recovery, which will include unpaid temporary leaves of absence that allow employees to maintain healthcare benefits and access to COVID-19 support where permissible.
•	Expanded cost control measures to include, among other efforts, optimizing advertising and promotion spending, delaying certain capital investments, restricting business travel, and ceasing non-essential hires and certain professional services.
•	Issued $700 million aggregate principal amount of 2.6% Senior Unsecured Notes due 2030.
•	Borrowed the full amount under its $1.5 billion revolving credit facility.
•	Temporarily suspended share repurchases of its Class A Common Stock.
•	Suspending the next quarterly cash dividend on its Class A and Class B Common Stock, which would have been paid in June 2020.

The Company will continue to monitor the impact of COVID-19 and may adjust its action plans accordingly as the situation progresses.

The Company expects to provide an update when it reports fiscal 2020 third quarter earnings on May 1, 2020. Management will host a conference call at 9:30 a.m. (ET) on that date, which will be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those in the quoted remarks and those relating to the Company’s liquidity, financial results and the initiatives described herein, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the impacts attributable to the COVID-19 outbreak, including disruptions to the Company’s global business, current and developing economic and other conditions in the global marketplace, actions by retailers, suppliers and consumers, competition, and those described in the Company’s current report on Form 8-K dated April 7, 2020, quarterly report on Form 10-Q for the quarter ended December 31, 2019 and annual report on Form 10-K for the year ended June 30, 2019.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA, Too Faced and Dr. Jart+.

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